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                                                                    EXHIBIT 99.1
PRESS RELEASE


                           [LOGO OF MIDWAY AIRLINES]




FOR IMMEDIATE RELEASE
                                                                  Media Contact:
                                                                      Karen Wing
                                                           Director of Marketing
                                                                  (919) 595-6418

                    Midway Airlines Announces Restructuring


RALEIGH/DURHAM, N.C. - August 13, 2001 -  Midway Airlines Corporation (Nasdaq:
MDWY) today announced that, in connection with its filing for relief pursuant to Chapter 11 of the US Bankruptcy Code, it would reduce its workforce by approximately 50 percent, reduce its fleet by 17 aircraft and discontinue service to nine destinations.

The instant need for this restructuring has been occasioned by the calamitous drop in business traffic experienced by airlines generally this year and by Midway Airlines in particular in the technology rich Raleigh/Durham, N.C. area. The decline in business traffic has been exacerbated by the dramatic slowing of traffic growth at Raleigh Durham International Airport and the generally lower fare levels that have recently prevailed.

Further compounding these revenue-related issues has been the company's rapid expansion and consequent dependence upon continuing increases in demand, and finally the stubbornly high prices of jet fuel.

"Despite economic conditions that have made a portion of our route network unprofitable and unsustainable, we are confident we will return to profitability by reorganizing and reducing our route network to traditionally profitable routes," said Robert Ferguson, president and CEO.
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                                     -MORE-

This restructuring will have a number of effects as follows:

Aircraft Fleet
--------------

Midway will cease operating all four of its F100 aircraft and thirteen of twenty-four CRJ aircraft. Midway will continue to operate its twelve 737-700 series aircraft and eleven Canadian Regional Jets.

Route Structure
---------------

Midway will discontinue service to: Buffalo, NY; Dayton, OH; Pittsburgh, PA; Rochester, NY; and Washington, DC - Dulles effective August 14, 2001. Service to Los Angeles, CA will be discontinued effective August 19, 2001. Service to Birmingham, AL will be discontinued effective August 20, 2001. Finally, service to Providence, RI and San Jose, CA will be discontinued on August 31, 2001.

Service will be maintained in other markets as follows:

          CITY               CURRENT DAILY ROUNDTRIPS     NEW DAILY ROUNDTRIPS
          ----               ------------------------     --------------------
Atlanta, GA                              6                         4
Boston, MA                               6                         5
Columbus, OH                             4                         3
Denver, CO                               2                         1
Ft. Lauderdale, FL                       5                         4
Hartford, CT                             6                         3
Indianapolis, IN                         4                         3
Jacksonville, FL                         5                         3
Louisville, KY                           4                         3
Miami, FL                                5                         2
New Orleans, LA                          2                         1
New York/LaGuardia                       6                         5
Newark, NJ                               6                         5
Stewart/Newburgh, NY                     4                         3
Orlando, FL                              6                         4
Philadelphia, PA                         6                         5
Tampa, FL                                6                         3
Washington DC - Reagan                   5                         5
 National
West Palm Beach, FL                      2                         1

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                                    - MORE-
Code-Share Flights
------------------

Code-share flights offered by Corporate Airlines to Norfolk, VA; New Bern and Wilmington, NC; Myrtle Beach, Charleston, Columbia, and Greenville-Spartanburg, SC will all operate on the existing schedules.

Ticketholders
-------------

Pursuant to an order of the Bankruptcy Court, Midway will honor for flight or refund, in accordance with appropriate tariffs, all tickets.

Employees
---------

Midway's workforce is being reduced by nearly 700 employees effective immediately. This reduction includes approximately 183 pilots, 99 flight attendants, 91 customer service agents (ticket and gate functions), 126 fleet service agents (baggage handlers) and 201 other personnel.

Financial Information
---------------------

As of June 30, 2001, Midway had total assets amounting to $318 million and total liabilities amounting to $232 million as reflected in accordance with generally accepted accounting principals and assuming Midway is a going concern.

For the three months and six months ended June 30, 2001 Midway experienced net losses of $7 million and $15 million respectively.

Comments made in this release regarding Midway Airlines' business, which are not historical facts, are "forward-looking statements." Such statements involve risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

                                     -END-